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PROSPECTUS SUPPLEMENT NO. 1307                   MARKET-MAKING TRANSACTIONS
(TO (I) PROSPECTUS DATED FEBRUARY 22, 1996 AND
(II) PROSPECTUS DATED SEPTEMBER 1, 1995, AS
SUPPLEMENTED BY PROSPECTUS SUPPLEMENT DATED
SEPTEMBER 1, 1995)


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(

                           MERRILL LYNCH & CO., INC.
                    MEDIUM-TERM NOTES (NO SERIES DESIGNATED)
                          MEDIUM-TERM NOTES (SERIES B)

     This Prospectus is used by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a wholly-owned subsidiary of Merrill Lynch & Co., Inc. (the "Company"), in connection with offers and sales related to market-making transactions in the Medium-Term Notes (no series designated) and Medium-Term Notes (Series B) of the Company, in which transactions MLPF&S acts as a principal. Such sales will be made at prices related to prevailing market prices at the time of sale.
     As of March 12, 1996, Medium-Term Notes (no series designated) and Medium-Term Notes (Series B) of the Company have been issued and are currently outstanding as follows:

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    From 9 Months but less than 12 Months             N/A


    From 12 Months but less than 18 Months      5.12% to 6.876%


    From 18 Months but less than 2 Years              N/A


    From 2 Years but less than 3 Years              6.465%


    From 3 Years but less than 4 Years          4.65% to 7.78%


    From 4 Years but less than 5 Years                N/A


    From 5 Years but less than 6 Years          6.06% to 9.00%


    From 6 Years but less than 7 Years                N/A


    From 7 Years but less than 10 Years               N/A


    10 Years or more                            7.60% to 8.125%


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     MLPF&S may also act as an agent for its customers in connection with other secondary market transactions in the Medium-Term Notes (no series designated) and Medium-Term Notes (Series B).

ADDITIONAL INFORMATION. If the attached Prospectus Supplement and Prospectus are dated September 1, 1995, the section "Available Information" contained in such attached Prospectus is hereby updated to specifically include reference to the Current Reports of the Company on Form 8-K dated September 19, 1995, October 17, 1995, November 2, 1995, November 27, 1995, January 17, 1995 and January 22, 1995
filed pursuant to Section 13 of the Securities and Exchange Act of 1934 which are incorporated by reference into such Prospectus. In addition, the amount of Securities that the Company intends to sell from time to time specified on the first page of the Prospectus has been updated to equal $8,451,425,546 aggregate principal amount of Debt Securities (or net proceeds in the case of warrants and in the case of securities issued at an original issue discount).

* This reflects actual interest rates for fixed rate Medium-Term Notes (no series designated) and Medium-Term Notes (Series B). In addition, the Company has outstanding a variety of floating rate Medium-Term Notes (no series designated) and Medium-Term Notes (Series B), the interest rates of which are reset periodically depending on various indices.


Dated: March 19, 1996